Exhibit 23.1

MMQ

McGrail Merkel Quinn & Associates, P.C.

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

Francis J. Merkel, CPA Joseph J. Quinn, CPA/ABV, CVA Daniel J. Gerrity, CPA Mary Ann E. Novak, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-180903) and Form S-8 (No. 333-166886) of Penseco Financial Services Corporation of our report dated March 14, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ McGrail Merkel Quinn & Associates, P.C.

Scranton, Pennsylvania
March 14, 2013

An Independently Owned Member McGladrey Alliance / McGladrey

Clay Avenue Professional Plaza, 1173 Clay Avenue, Scranton, PA 18510 570 961-0345 Fax: 570 961-8650

www.mmq.com